Exhibit 10.8

  Agreement

  1.1 This Agreement binds two parties, The Concorde Trust (the Trust), a charitable trust domiciled in Hamilton, Bermuda, and Pretory USA Inc. (Pretory), a Nevada (USA) corporation engaged in providing security related products and services, to fund and provide services to Norwegian People's Aid
  (NPA), a non-governmental organization involved in humanitarian demining, whose central offices are located in Oslo, Norway.

  1.2 This Agreement will proceed through three phases, each of which must be validated by the designated representatives of the Trust, NPA, and Pretory. Phase I involves the design of the Project. Phase II focuses on the technical aspects and the final planning of the Project. Phase III involves the execution and conclusion of the Project.

  1.3 The validation of Phase I and Phase II, if accomplished and approved by the Trust and NPA, will be added as an exhibit to this Agreement. All related briefing material, research, and/or supporting documentation will also be added to this Agreement as it is presented and approved chronologically as exhibits to this Agreement for as long as this Agreement continues in force or until the completion of Phase III of the Project.

  1.4 The designated representatives are considered to be the parties that have executed this Agreement. If for any reason a designated representative becomes unavailable or is changed for any reason both the Trust and NPA must approve in writing of these changes and this acknowledgement must be added as an exhibit to this Agreement.

  2.1 Phase I requires Pretory to develop in conjunction with NPA a methodology for a humanitarian demining Project in Sarajevo, Bosnia-Herzegovina. The Project will be conducted for NPA and operate within the auspices of NPA and under their direction. Pretory will provide consulting services to develop and plan a humanitarian demining Project that will: i) positively identify the location of mines in a confirmed minefield with mines in a known location: the NPA Training Minefield, Sarajevo, Bosnia-Herzegovina, and, ii) positively identify the location of mines in confirmed or suspected minefields with mines in unknown locations around Sarajevo, Bosnia-Herzegovina (see attached Exhibits 1-8).

  2.2  Phase I of this Agreement will be concluded prior to 30 September 1999.

  2.3 Prior to the conclusion of Phase I, Pretory will be responsible for providing a complete Project briefing to both the Trust and NPA. At a minimum the briefing should include: i) an overview of the current situation with regard to humanitarian demining in general and more specifically with regard to NPA activities in Sarajevo, Bosnia-Herzegovina; ii) a process for the identification of all appropriate technologies necessary to support the Project, including an analytical review of all known useful and commercially available devices or technologies that can be utilized to support the proposed Project; iii) an operational plan, including but not limited to a time schedule, an organizational and resource plan, coordinating instructions, a scheme of implementation, and a detailed outline of control and support issues; and iv) a budget for Phase II of the Project.
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2.4 If Phase I is approved Pretory will immediately begin Phase II.

3.1 Phase II requires a complete technical evaluation of the equipment to be used to support Phase III of the Project and assumes that the proposed execution of Phase III of the Project, as presented at the end of Phase I, has been tentatively approved by the Trust and NPA. In Phase II, Pretory must demonstrate that the technology and organizations/personnel selected to support the Project have the ability to perform as required to successfully conclude Phase III of the Project. NPA and the Trust will be solely responsible for the decision to advance to Phase III and the actual implementation of the Project. The Trust and NPA may employ whatever evaluation criteria or performance objectives they deem fit exclusively to validate Phase II and to finalize and approve Phase III of the Project.

3.2 Phase II of the Agreement will be completed by 31 December 1999.

3.3 Prior to the conclusion of Phase II, Pretory will be responsible for providing a complete evaluation of all technology and equipment to be used to execute Phase III of the Project, including i) the documented results of field testing, ii) a demonstrated capacity to utilize, generate and evaluate the results produced through the use of the technology and equipment selected to provide quantifiable and qualitative results that can be evaluated as superior to other known commercially available technologies and their use, and iii) a demonstrated ability to present the test results in a manner that is judged to be useful to NPA and other organizations as directed by the Trust and NPA, such as, the United Nations Mine Action Service, and the International Center for Humanitarian Demining.

3.4 Pretory will submit prior to the conclusion of Phase II a detailed budget for Phase III of the Project. Again, NPA and the Trust will be solely responsible for the decision to advance to the final Phase and the actual Project implementation. The Trust and NPA may employ whatever evaluation criteria or performance objectives they deem fit exclusively to finalize and approve the Project. Pretory will be notified by 15 March 2000 if the Trust and NPA concur with the proposed Project, and at that time will be given either the approval or disapproval to proceed with the Project.

4.0 Pretory will be required by the Trust to submit the complete Agreement document (the Final Agreement) with all exhibits to the Trust at the conclusion of the final Phase of the Project. While it is recognized that Pretory will have the responsibility to devise and manage every aspect of the Project, with the approval of NPA and the Trust, the final Agreement document, which will include an attractive and meaningful final presentation of the Project's results, including a final report suitable for publication in a form generally acceptable to international academic forums that would be interested in the results of this Project, will be the property exclusively of the Trust, in totality. The Trust will have the complete discretion to use the Final Agreement in any manner desired.

5.0 Pretory will be paid $(US)400,000.00 to perform the services outlined for Phase I of the Project. The terms of payment will be 25% payable at 90 days from invoice with the balance payable at 120 days from invoice unless modified and agreed to by both the Trust and Pretory. Pretory will invoice the Trust of behalf of NPA, but may not do so until after the Phase I briefing is made and acknowledged by the Trust and NPA. If the briefing is not made prior to 30 September 1999, Pretory forfeits the ability to invoice the Trust or NPA for any amount.

5.1 Pretory is responsible for it own costs and expenses and will not be paid any additional fees, charges, or any amount beyond the stated amount above, without the consent and at the total discretion of the Trust.
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5.2 The Trust will have the full  responsibility  to fulfill any financial terms of this total or any portion of this Agreement on behalf of NPA, and in no manner or condition will any financial responsibility derived from any aspect of this Agreement be the responsibility of NPA without the specific and written consent of NPA as attached as an exhibit to this Agreement.

5.3 The financial terms relative to the completion of Phase II will be determined at the conclusion of Phase I given the results and recommendations of the findings included in the Phase I briefing.

5.4 The financial terms relative to the completion of Phase III will be determined at the conclusion of Phase II given the results and recommendations of the findings included in the Phase II briefing.

6.0 The Trust and NPA will unilaterally have the ability to discontinue this Project at the conclusion of any phase of the Project at their sole and independent discretion.

7.0 Pretory will strive to fully inform the Trust and NPA of all Project developments and will work with the Trust and NPA to create a reporting system that provides a meaningful appraisal of the Projects status weekly. Throughout the duration of the Project monthly reports will be provided and be added to the Agreement as exhibits. Weekly reports need to be informative, but can be verbal as long as all parties are satisfied with the steady flow of reliable and timely information. The Trust and NPA will remain the exclusive judge of the satisfactory nature of these reports.

8.0 The Trust and NPA recognize that Pretory is a "public company," and that from time-to-time Pretory may have the desire to inform its shareholders of the Company's activities as it relates to this Project. Pretory will provide to the Trust and to NPA a copy of all press releases prior to their distribution for the consideration and approval by the Trust and NPA unilaterally.

9.0 The Trust reserves the right to modify this Agreement as required excepting payment terms and the abbreviation of time schedules at any time during the Project. All modifications will be acknowledged by NPA and Pretory and included as an exhibit to this Agreement as they occur chronologically.

10.0 NPA has the right for any reason to withdraw their support at any time for any reason from this Project. Should this occur the Trust, with concurrence of Pretory, will have the ability to carry a similar Project forward without restriction with any other organization involved in Humanitarian Demining.


  Signed and agreed to on 15 July 1999:



  ----------------------   ----------------------   ----------------------
  Per Nergaard              Andrew Mead               Raquel Velasco
  Norwegian Peoples Aid     The Concorde Trust        Pretory USA, Inc.